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                                                                   EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of Texas Utilities Company of our report dated March 12, 1997, on Texas Energy Industries, Inc. ("TEI"), formerly Texas Utilities Company, which report includes an explanatory paragraph concerning TEI's change during 1995 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in TEI's Annual Report on Form 10-K for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Dallas, Texas
February 5, 1998